Annual Report

2008

HomeTown Bank

2008 Annual Report

Table of Contents

Letter to Shareholders	1

Balance Sheets	2

Statements of Operations	3

Statements of Changes in Stockholders’ Equity	4

Statements of Cash Flows	5

Notes to Financial Statements	6

Report of Independent Registered Public Accounting Firm	24

Board of Directors and Officers	25

Shareholder Information	26

This Annual Report to Shareholders contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in the interest rate environment, management’s business strategy, national, regional and local market conditions and legislative and regulatory conditions.

Readers should not place undue reliance on forward-looking statements, which reflect management’s view only as of the date hereof The Bank undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

HomeTown Bank

Balance Sheets

December 31, 2008 and 2007

April 25, 2009

To the Shareholders of HomeTown Bank:

[ Insert President’s Letter ]

Susan K. Still

President/CEO

William R. Rakes

Chairman

HomeTown Bank

Balance Sheets

December 31, 2008 and 2007

In Thousands, Except Share and Per Share Data	December 31, 2008	December 31, 2007
Assets
Cash and due from banks	$3,186	$2,440
Federal funds sold	520	2,211
Securities available for sale, at fair value	9,488	8,008
Restricted equity securities	1,767	1,395
Loans, net of allowance for loan losses of $2,862 in 2008 and $1,471 in 2007	208,391	132,332
Property and equipment, net	8,607	7,655
Other real estate owned	251	—
Accrued income	765	630
Other assets	660	150

Total assets	$233,635	$154,821

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$12,707	$9,589
Interest-bearing	175,704	110,101

Total deposits	188,411	119,690
Short term borrowings	898	329
Federal Home Loan Bank borrowings	18,200	13,000
Accrued interest payable	854	751
Other liabilities	774	394

Total liabilities	209,137	134,164

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $5 par value; authorized 10,000,000 shares, issued and outstanding 2,939,400 in 2008 and 2,500,000 in 2007	14,697	12,500
Surplus	17,044	13,773
Retained deficit	(7,806)	(5,631)
Accumulated other comprehensive income	563	15

Total stockholders’ equity	24,498	20,657

Total liabilities and stockholders’ equity	$233,635	$154,821

See Notes to Financial Statements

HomeTown Bank

Statements of Operations

For the years ended December 31, 2008 and 2007

In Thousands, Except Share and Per Share Data	2008	2007
Interest income:
Loans and fees on loans	$10,329	$6,661
Taxable investment securities	359	451
Interest on deposits in banks	—	14
Federal funds sold	22	66
Dividends on restricted stock	76	61

Total interest income	10,786	7,253

Interest expense:
Deposits	4,894	3,690
Other borrowed funds	654	196

Total interest expense	5,548	3,886

Net interest income	5,238	3,367

Provision for loan losses	1,648	857

Net interest income after provision for loan losses	3,590	2,510

Noninterest income:
Service charges on deposit accounts	161	60
Mortgage loan brokerage fees	77	107
Rental income	105	110
Other income	168	87

Total noninterest income	511	364

Noninterest expense:
Salaries and employee benefits	3,668	2,519
Occupancy and equipment expense	972	727
Advertising and marketing expense	261	286
Professional fees	173	195
Data processing expense	281	188
Bank franchise taxes	151	166
Other expense	770	455

Total noninterest expense	6,276	4,536

Net loss before income taxes	(2,175)	(1,662)
Income tax expense	—	—

Net loss	$(2,175)	$(1,662)

Loss per share, basic and diluted	$(0.80)	$(0.66)

Weighted average shares outstanding	2,725,488	2,500,000

See Notes to Financial Statements

HomeTown Bank

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2008 and 2007

	Common Stock			Retained Deficit	Accumulated Other Comprehensive Income (Loss)
In Thousands, Except Share Data	Shares	Amount	Surplus			Total
Balance, December 31, 2006	2,500,000	$12,500	$13,763	$(3,969)	$(15)	$22,279

Comprehensive loss
Net loss				(1,662)		(1,662)
Net change in unrealized gain (loss) on investment securities available for sale					30	30

Total comprehensive loss						(1,632)

Stock based compensation			10			10

Balance, December 31, 2007	2,500,000	$12,500	$13,773	$(5,631)	$15	$20,657

Stock issuance at $12.50 per share, net of offering costs	439,400	2,197	3,243			5,440
Net loss				(2,175)		(2,175)
Net change in unrealized gain (loss) on investment securities available for sale					548	548

Total comprehensive loss						(1,627)

Stock based compensation			28			28

Balance, December 31, 2008	2,939,400	$14,697	$17,044	$(7,806)	$563	$24,498

See Notes to Financial Statements

HomeTown Bank

Statements of Cash Flows

For the years ended December 31, 2008 and 2007

In Thousands	2008	2007
Cash flows from operating activities:
Net loss	$(2,175)	$(1,662)
Adjustments to reconcile net loss to net cash used by operations:
Depreciation and amortization	498	373
Provision for loan losses	1,648	857
Accretion of discount on securities, net	(2)	(21)
Stock compensation expense	28	10
Changes in assets and liabilities:
Accrued income	(135)	(310)
Other assets	(510)	(62)
Accrued interest payable	103	594
Other liabilities	380	(4)

Net cash flows used by operating activities	(165)	(225)

Cash flows from investing activities:
Net (increase) decrease in federal funds sold	1,691	(631)
Purchases of investment securities	(2,930)	(11,991)
Calls/maturities of available for sale securities	2,000	14,000
Purchase of restricted equity securities	(372)	(557)
Net (increase) in loans	(77,958)	(73,417)
Purchases of property and equipment	(1,450)	(2,755)

Net cash flows used by investing activities	(79,019)	(75,351)

Cash flows from financing activities:
Net increase in noninterest-bearing deposits	3,118	6,065
Net increase in interest-bearing deposits	65,603	57,845
Net increase in short term borrowings	569	329
Net increase in FHLB borrowings	5,200	13,000
Issuance of common stock	5,440	—

Net cash flows provided by financing activities	79,930	77,239

Net increase in cash and cash equivalents	746	1,663

Cash and cash equivalents, beginning	2,440	777

Cash and cash equivalents, ending	$3,186	$2,440

Supplemental disclosure of cash flow information:
Cash payments for interest	$5,445	$3,292

Cash payments for income taxes	$—	$—

Supplemental disclosure of noncash investing activities:
Unrealized gain on securities available for sale	$548	$30

Transfer from loans to other real estate	$251	$—

See Notes to Financial Statements

HomeTown Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

HomeTown Bank (the Bank) was organized and incorporated under the laws of the Commonwealth of Virginia on November 9, 2004 and commenced operations on November 14, 2005. The Bank currently serves Roanoke City, Virginia, the County of Roanoke, Virginia, the City of Salem, Virginia and surrounding areas. As a state chartered bank which is a member of the Federal Reserve System, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions, the Federal Deposit Insurance Corporation and the Federal Reserve Board.

The accounting and reporting policies of the Bank follow accounting principles generally accepted in the United States and general practices within the financial services industry.

Summary of Significant Accounting Policies

The following is a description of the significant accounting and reporting policies the Bank follows in preparing and presenting its financial statements.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets. Substantially all of the Bank’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate (as applicable) is susceptible to changes in local market conditions.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and amounts due from correspondent banks. For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks”.

Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. The Bank had no securities classified as trading or held to maturity at December 31, 2008 and 2007.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In determining whether other-than-temporary impairment exists, management considers many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

HomeTown Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Restricted Equity Securities

As members of the Federal Reserve Bank (FRB) and the Federal Home Loan Bank of Atlanta (FHLB), the Bank is required to maintain certain minimum investments in the capital stock of the FRB and FHLB. The Bank’s investment in these securities is recorded at cost.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, allowance for loan losses and deferred fees or costs on originated loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest for the current year is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet the required payments, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful or substandard. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified and special mention loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

HomeTown Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Loan Fees and Costs

Loan origination and commitment fees and certain direct loan origination costs charged by the Bank are deferred and the net amount amortized as an adjustment of the related loan’s yield. The Bank is amortizing these net amounts over the contractual life of the related loans or, in the case of demand loans, over the estimated life. Net fees related to standby letters of credit are recognized over the commitment period.

Property and Equipment

Land is carried at cost. Buildings, equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is provided over the estimated useful lives of the respective assets on the straight-line basis. Estimated useful lives range from ten to forty years for buildings and from three to ten years for equipment, furniture, and fixtures. Leasehold improvements are amortized over a term which includes the remaining lease term and probable renewal periods on a straight-line basis. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized.

Foreclosed Properties

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising Expense

The Bank expenses advertising costs as they are incurred. For the years ended December 31, 2008 and 2007, advertising expense was $188 thousand and $234 thousand, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion r all of the deferred tax assets will not be realized.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the

HomeTown Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of operations.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares. Potential common shares that may be issued by the Bank relate solely to outstanding stock options and are determined using the treasury stock method.

Comprehensive Income (Loss)

Annual comprehensive income (loss) reflects the change in the Bank’s equity during the year arising from transactions and events other than investment by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense. These changes for the Bank relate solely to unrealized gains and losses on securities available for sale.

Financial Instruments

Credit related financial instruments: In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under line of credit arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded. At and for the periods ending December 31, 2008 and 2007, the Bank did not utilize derivative financial instruments.

Stock-Based Compensation Plan

The 2005 Stock Option Plan was approved by shareholders on April 20, 2006, which authorized 500,000 shares of common stock to be used in the granting of incentive options to employees and directors. This is the first stock incentive plan adopted by the Bank. Under the plan, the option price cannot be less than the fair market value of the stock on the date granted. An option’s maximum term is ten years from the date of grant. Options granted under the plan may be subject to a vesting schedule.

The Bank accounts for the stock option plan in accordance with, the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standards No. 123 – revised 2004, “Share-Based Payment, (SFAS No. 123R). Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

Reclassifications

Certain reclassifications have been made to prior periods to conform to current year presentation.

HomeTown Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but rather, provides enhanced guidance to other pronouncements that require or permit assets or liabilities to be measured at fair value. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The FASB has approved a one-year deferral for the implementation of the Statement for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The Bank does not expect the implementation of SFAS 157 to have a material impact on its financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The fair value option established by this Statement permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied instrument by instrument and is irrevocable. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, with early adoption available in certain circumstances. The Bank does not expect the implementation of SFAS 159 to have a material impact on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (SFAS 141(R)). The Standard will significantly change the financial accounting and reporting of business combination transactions. SFAS 141(R) establishes principles for how an acquirer recognizes and measures the identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisition dates on or after the beginning of an entity’s first year that begins after December 15, 2008. The Bank does not expect the implementation of SFAS 141(R) to have a material impact on its financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements an Amendment of ARB No. 51” (SFAS 160). The Standard will significantly change the financial accounting and reporting of noncontrolling (or minority) interests in consolidated financial statements. SFAS 160 is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008, with early adoption prohibited. The Bank does not expect the implementation of SFAS 160 to have a material impact on its financial statements.

In December 2007, the SEC issued Staff Accounting Bulletin No. 110, “Use of a Simplified Method in Developing Expected Term of Share Options” (SAB 110). SAB 110 expresses the current view of the staff that it will accept a company’s election to use the simplified method discussed in SAB 107 for estimating the expected term of “plain vanilla” share options regardless of whether the company has sufficient information to make more refined estimates. The staff noted that it understands that detailed information about employee exercise patterns may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007. The Bank does not expect the implementation of SAB 110 to have a material impact on its financial statements.

HomeTown Bank

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157 in determining the fair value of a financial asset during periods of inactive markets. FSP 157-3 was effective as of September 30, 2008 and did not have material impact on the Bank’s financial statements.

In January 2009, the FASB reached a consensus on EITF Issue 99-20-1. This FSP amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets,” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The FSP also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and other related guidance. The FSP is effective for interim and annual reporting periods ending after December 15, 2008 and shall be applied prospectively. The FSP was effective as of December 31, 2008 and did not have a material impact on the Bank’s financial statements.

Note 2. Investment Securities

The amortized cost and fair value of securities available for sale are as follows:

	December 31, 2008
(Dollars In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Government agency securities	$8,925	$563	$—	$9,488

	$8,925	$563	$—	$9,488

	December 31, 2007
(Dollars In Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Government agency securities	$7,993	$15	$—	$8,008

	$7,993	$15	$—	$8,008

The amortized cost and estimated fair value of securities at December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to prepay obligations with or without call or prepayment penalties.

(Dollars In Thousands)	Amortized Cost	Fair Value
Over one through five years	$5,994	$6,169
Over five through ten years	2,931	3,319

	$8,925	$9,488

Proceeds from the maturities and the calls of securities available for sale in 2008 and 2007 were $2 million and $14 million, respectively. There were no realized securities gains or losses for the periods ending December 31, 2008 and 2007. Securities having a book value of $1.8 million were pledged to secure public deposits and for other purposes required by law at December 31, 2008.

HomeTown Bank

Notes to Financial Statements

Note 2. Investment Securities, continued

The primary purpose of the investment portfolio is to generate income and meet liquidity needs of the Bank through readily saleable financial instruments. The portfolio is made up of fixed rate bonds, whose prices move inversely with rates. At the end of any accounting period, the investment portfolio has unrealized gains and losses. The Bank monitors the portfolio, which is subject to liquidity needs, market rate changes, and credit risk changes, to see if adjustments are needed. The primary concern in a loss situation is the credit quality of the business behind the instrument. The primary cause of impairments is the decline in the prices of the bonds as rates have risen. There are no securities in the portfolio that had unrealized losses at December 31, 2008 or 2007.

Note 3. Loans Receivable

The major components of loans in the balance sheet at December 31, 2008 and 2007 were as follows:

(Dollars In Thousands)	2008	2007
Loans secured by real estate:
Construction and land development	$43,645	$22,460
Secured by 1-4 family residential	39,448	23,681
Nonfarm, non 1-4 family residential	92,619	65,041
Loans to farmers	223	119
Commercial loans	26,435	19,381
Loans to individuals	8,883	3,121

Total Loans	211,253	133,803
Less: Allowance for loan losses	2,862	1,471

Loans, net	$208,391	$132,332

The following is a summary of information pertaining to impaired and non-accrual loans:

Loans to farmers	223	119
Commercial loans	26,435	19,381
Loans to individuals	8,883	3,121

Total Loans	211,253	133,803
Less: Allowance for loan losses	2,862	1,471

Loans, net	$208,391	$132,332

	December 31,
(Dollars In Thousands)	2008	2007
Impaired loans without a valuation allowance	$224	$—
Impaired loans with a valuation allowance	2,104	207

Total impaired loans	$2,328	$207

Valuation allowance related to impaired loans	$1,053	$30
Total non-accrual loans	2,328	—
Total loans past-due ninety days or more and still accruing interest	702	—

HomeTown Bank

Notes to Financial Statements

Note 4. Allowance for Loans Losses

Changes in the allowance for loan losses for the years ended December 31, 2008 and 2007 were as follows:

(Dollars In Thousands)	2008	2007
Balance, beginning	$1,471	$664
Provision charged to operating expense	1,648	857
Recoveries of amounts charged off	—	—
Loans charged off	(257)	(50)

Balance, ending	$2,862	$1,471

Note 5. Property and Equipment

The major components of property and equipment at December 31, 2008 and 2007 were as follows:

(Dollars In Thousands)	2008	2007
Land	$1,817	$1,076
Buildings and improvements	3,688	2,898
Leasehold improvements	2,346	1,962
Furniture and equipment	1,668	1,196
Software	209	168
Construction in process	—	989

Property and equipment, total	9,728	8,289
Less accumulated depreciation and amortization	1,121	634

Property and equipment, net	$8,607	$7,655

Depreciation and amortization expense was $498,000 and $373,000 for the years ended December 31, 2008 and 2007, respectively.

Leases

The Bank currently leases its main office under a non-cancelable lease agreement. The lease expires December 15, 2015 and provides an option to extend the lease for two additional five-year periods. Terms of the agreement provide for an annual rental increase based on a published inflation index, not to exceed three percent over the rent for the immediately preceding lease year. Minimum annual payments until expiration at December 15, 2015 are $161,040. The Bank currently leases one branch location under a non-cancelable lease agreement. Terms of the agreement provide for an annual rental increase based on a published inflation index, not to exceed three percent over the rent for the immediately preceding lease year. The lease expires on July 31, 2016 and provides an option to extend the lease for two additional five-year periods. Minimum annual payments until expiration at July 31, 2016 are $98,688. The Bank currently leases one other branch location along with additional office space under non-cancelable lease agreements. Terms of the agreements provide for a rental increase of ten percent upon renewal of the leases. The leases expire on April 30, 2013 and provide an option to extend the leases for one additional five-year period. Minimum annual payments until expiration at April 30, 2013 are $19,584.

Rent expense for the year ended December 31, 2008 and 2007 was $265,000 and $194,000, respectively.

HomeTown Bank

Notes to Financial Statements

Note 6. Deposits

The aggregate amount of time deposits in denominations of one hundred thousand dollars or more at December 31, 2008 and 2007 was $47,458,000 and $15,894,000, respectively. At December 31, 2008, the scheduled maturities of time deposits are as follows:

(Dollars in Thousands)
2009	$115,726
2010	3,023
2011	1,894
2012	2,708
2013	277

$123,628

The Bank obtains certain deposits through the efforts of third-party deposit brokers. At December 31, 2008 and 2007, brokered deposits totaled $25.1 million and $15.9 million, respectively, and were included in interest-bearing deposits on the balance sheets.

Note 7. Short Term Borrowings

Short term borrowings consist of the following at December 31, 2008 and 2007:

(Dollars In Thousands)	2008	2007
Securities sold under agreements to repurchase	$898	$329

Weighted average interest rate	1.29%	4.64%

Short term borrowings consist of securities sold under agreements to repurchase, which are secured transactions with customers and generally mature the day following the day sold. Short-term borrowings may also include Federal funds purchased, which are unsecured overnight borrowings from other financial institutions. At December 31, 2008, the Bank had established $22 million in federal funds lines of credit with no balance outstanding.

Note 8. Federal Home Loan Bank Borrowings

The Bank has outstanding long-term debt with the Federal Home Loan Bank of Atlanta in the amount of $18.2 million and $13.0 million as of December 31, 2008 and 2007, respectively. The long-term debt is comprised of one convertible advance in the amount of $3.0 million, one convertible advance in the amount of $4.0 million, one fixed rate advance in the amount of $6.0 million, one fixed rate advance in the amount of $1.0 million and one adjustable rate advance of $4.2 million. The Federal Home Loan Bank of Atlanta has the option to convert the convertible advances on the conversion dates below, and on any quarterly interest payment date thereafter, with at least two business days notice. If called, the advance will be converted into a 3-month London Interbank Offered Rate (LIBOR) based adjustable rate credit.

HomeTown Bank

Notes to Financial Statements

Note 8. Federal Home Loan Bank Borrowings. continued

At December 31, 2008 and 2007, the long term borrowings from the Federal Home Loan Bank of Atlanta were as follows:

Advance Date	Maturity Date	Conversion Date	Current Rate	(Dollars In Thousands)
				2008	2007
May 18, 2007	May 18, 2012	May 18, 2008	4.49%	$3,000	$3,000
September 7, 2007	September 7, 2017	March 7, 2008	3.69%	4,000	4,000
December 21, 2007	December 21, 2009	-	3.97%	6,000	6,000
March 4, 2008	March 4, 2013	March 4, 2009	2.30%	1,000	—
May 15, 2008	May 15, 2009	-	0.46%	4,200	—

				$18,200	$13,000

The Bank had collateral pledged on these borrowings at December 31, 2008 including real estate loans totaling $26.7 million, and Federal Home Loan Bank stock with a book value of $1.1 million.

Note 9. Fair Value Measurements

Bank adopted SFAS No. 157, “Fair Value Measurements” (SFAS 157), on January 1, 2008 to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. SFAS 157 clarifies that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

In February 2008, the FASB issued Staff Position No. 157-2 (FSP 157-2) which delayed the effective date of SFAS 157 for certain nonfinancial assets and nonfinancial liabilities except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-2 defers the effective date of SFAS 157 for such nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Thus, the Bank has only partially applied SFAS 157. Those items affected by FSP 157-2 include other real estate owned (OREO), goodwill and core deposit intangibles.

In October 2008, the FASB issued Staff Position No. 157-3 (FSP 157-3) to clarify the application of SFAS 157 in a market that is not active and to provide key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective upon issuance, including prior periods for which financials statements were not issued.

SFAS 157 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Bank’s market assumptions. The three levels of the fair value hierarchy under SFAS 157 based on these two types of inputs are as follows:

Level 1-	Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2-	Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3-	Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

HomeTown Bank

Notes to Financial Statements

Note 9. Fair Value Measurements, continued

The following describes the valuation techniques used by the Bank to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities available for sale: Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that considers observable market data (Level 2).

Derivative assets: Derivative assets are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar assets by using pricing models that considers observable market data (Level 2).

Derivative liabilities: Derivative liabilities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar liabilities by using pricing models that considers observable market data (Level 2).

The following table presents the balances of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2008:

		Carrying value at December 31, 2008
Description	Balance as of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Available for sale securities	$9,488		$9,488

Derivative assets	$405		$405

Liabilities:
Derivative liabilities	$405		$405

Certain financial assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by the Bank to measure certain financial assets recorded at fair value on a nonrecurring basis in the financial statements:

Impaired Loans: Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable

HomeTown Bank

Notes to Financial Statements

Note 9. Fair Value Measurements, continued

market price of the loan or the fair value of the collateral. Fair value is measured based on the value of the collateral securing the loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Bank using observable market data (Level 2). However, if the collateral is a house or building in the process of construction or if an appraisal of the real estate property is over two years old, then the fair value is considered Level 3. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant using observable market data. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Statements of Operations.

The following table summarizes the Bank’s financial assets that were measured at fair value on a nonrecurring basis during the period.

		Carrying value at December 31, 2008
Description	Balance as of December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired Loans	$1,051		$1,051

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Federal funds sold: Federal funds sold consist of overnight loans to other financial institutions and mature within one to three days. At December 31, 2008 and 2007, management believes the carrying value of federal funds sold approximates estimated market value.

Available-for-sale and restricted equity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values, based on the redemption provisions of the entities.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregated contractual maturities on such time deposits.

Short term borrowings: Short term borrowings consist of overnight borrowings and mature within one to three days.

HomeTown Bank

Notes to Financial Statements

Note 9. Fair Value Measurements, continued

At December 31, 2008 and 2007, management believes the carrying value of securities sold under agreements to repurchase approximates estimated market value.

FHLB borrowings: The fair values for long term borrowings are estimated using a discounted cash flow calculation that applies interest rates currently being offered on long term borrowings to the contractual maturities on such long term borrowings.

Accrued interest: The carrying amount of accrued interest receivable and payable approximates its fair value.

Off-balance sheet financial instruments: The fair values of commitments to extend credit and standby letters of credit are estimated using the fees currently charged to enter into similar agreements. At December 31, 2008 and 2007, the fair value of loan commitments and standby letters of credit were deemed to be immaterial. The carrying amounts and approximate fair values of the Bank’s financial instruments are as follows at December 31, 2008 and 2007.

	2008		2007
(Dollars in Thousands)	Carrying Amounts	Approximate Fair Values	Carrying Amounts	Approximate Fair Values
Financial assets
Cash and due from banks	$3,186	$3,186	$2,440	$2,440
Federal funds sold	520	520	2,211	2,211
Securities available-for-sale	9,488	9,488	8,008	8,008
Restricted equity securities	1,767	1,767	1,395	1,395
Loans, net	208,391	207,763	132,332	133,665
Accrued income	765	765	630	630
Financial liabilities
Total deposits	188,411	189,142	119,690	119,738
Short term borrowings	898	898	329	329
FHLB borrowings	18,200	19,128	13,000	13,062
Accrued interest payable	854	854	751	751

Note 10. Loss per Share

The following table details the computation of basic and diluted loss per share for the years ended December 31, 2008 and 2007.

In Thousands, Except Share and per share data.	2008	2007
Net loss	$(2,175)	$(1,662)

Weighted average common shares outstanding	2,725,488	2,500,000

Weighted average common shares outstanding, diluted	2,725,488	2,500,000

Basic and diluted loss per share	$(0.80)	$(0.66)

At December 31, 2008 and 2007, stock options to purchase 445,000 and 440,000 shares, respectively, were outstanding. These options were not included in the calculation of diluted weighted average shares as their impact would be anti-dilutive.

HomeTown Bank

Notes to Financial Statements

Note 11. Stock Based Compensation

The Bank has a 2005 Stock Option Plan (the Plan) pursuant to which the Bank’s Board of Directors may grant stock options to directors, officers and employees. On January 1, 2006, the Bank adopted the provisions of, and account for stock-based compensation in accordance with SFAS 123R. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period.

The Bank uses the Black-Scholes option pricing model to determine the fair value of stock options. The fair value of the stock based payment awards is affected by the price of our stock and a number of financial assumptions and variables. These variables include the risk free interest rate, expected dividend rate, expected stock price volatility and the expected life of the options. The following table shows the assumptions for the Black-Scholes model used in determining the fair value of options granted for the years ending December 31, 2008 and 2007.

	2008	2007
Expected dividend yield	0.75%	0.75%
Risk-free interest rate	2.67%	4.61%
Expected life of options (in years)	6	6
Expected volatility of stock price	39%	33%

The expected volatility in 2008 and 2007 is based on the Bank’s stock price during the previous year. The risk-free interest rate is the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the options granted. The expected life is based on the average of the contractual life and vesting schedule for the options granted. The dividend yield assumption is based on expected dividend payouts.

A summary of option activity under the 2005 stock option plan during the year ended December 31, 2008 is as follows:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value (1)	Weighted Average Contractual Term
Balance at December 31, 2007	440,000	$10.05
Granted	16,000	12.44
Exercised	—	—
Forfeited	(11,000)	10.09

Balance at December 31, 2008	445,000	$10.13	$—	7.40 years

Exercisable at December 31, 2008	425,667	$10.03	$—	7.31 years

Weighted-average fair value of options granted during the year		$3.70

(1)	The aggregate intrinsic value of a stock option in the table above represents the total pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holders had all option holders exercised their options on December 31, 2008.

The Bank recorded stock based compensation expense of $28,000 and $10,000 for the years ended December 31, 2008 and 2007, respectively. At December 31, 2008, the total compensation cost related to nonvested options was $54 thousand. This expense will be recognized over a weighted average period of 2.1 years.

HomeTown Bank

Notes to Financial Statements

Note 12. Employee Benefit Plans Defined Contribution Plan

The Bank adopted a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. The Bank makes non-discretionary matching contributions of 100% of the employee’s deferral up to 3% of compensation and matches 50% of the employee’s next 3% deferral. In addition, the Bank may make additional contributions at the discretion of the Board of Directors. The Bank’s matching contributions were $118,000 and $83,000 for the years ended December 31, 2008 and 2007, respectively.

Note 13. Income Taxes

The Bank files income tax returns in the U.S. federal jurisdiction. With few exceptions, the Bank is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2005. The Bank adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007 with no impact on the financial statements.

Operating Loss Carryforwards

The Bank has operating loss carryforwards of $4,671,000 for federal income tax purposes that may be used to offset future taxable income. If not previously utilized, the federal loss carryforward will begin to expire in 2025.

Current and Deferred Income Tax Components

The components of income tax expense for the periods ended December 31, 2008 and 2007 are as follows:

(Dollars In Thousands)	2008	2007
Current tax expense	$—	$—
Deferred tax benefit	(713)	(565)
Deferred tax asset valuation allowance change	713	565

	$—	$—

Deferred Income Tax Analysis

The significant components of net deferred tax assets at December 31, 2008 and 2007 are summarized as follows:

(Dollars In Thousands)	2008	2007
Deferred tax assets
Net operating losses	$1,582	$1,128
Pre-opening expenses	191	207
Allowance for loan losses	888	444
Stock based compensation	236	236

Deferred tax asset	2,897	2,015

Deferred tax liabilities
Depreciation	200	156
Accretion of bond discount	14	14
Deferred loan fees	252	127

Deferred tax liability	466	297

Net Deferred tax asset	2,431	1,718

Valuation allowance	(2,431)	(1,718)

	$—	$—

HomeTown Bank

Notes to Financial Statements

Note 14. Commitments and Contingencies

Litigation

In the normal course of business the Bank may be involved in various legal proceedings. The Bank was not involved in any litigation for the year ended December 31, 2008.

Financial Instruments with Off-balance-sheet Risk

The Bank is party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

The Bank’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument, for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for off balance-sheet instruments.

A summary of the Bank’s commitments at December 31, 2008 and 2007 is as follows (dollars in thousands):

(Dollars in Thousands)	2008	2007
Commitments to extend credit	$25,338	$21,602
Unfunded commitments under lines of credit	9,754	7,085
Standby letters of credit	3,110	1,420

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and ultimately may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

The Bank is required to maintain certain required reserve balances with the Federal Reserve Bank. At December 31, 2008 and 2007, these reserve balances amounted to $85,000 at each date.

The Bank from time to time may have cash and cash equivalents on deposit with financial institutions that exceed federally insured limits.

HomeTown Bank

Notes to Financial Statements

Note 14. Commitments and Contingencies, continued

Financial Derivatives

Financial Derivatives are reported at fair value in other assets and other liabilities. The accounting for changes in the fair value of a derivative depends on whether it has been designated and qualifies as part of a hedging relationship. For derivatives not designated as hedges, the gain or loss is recognized in current earnings. In 2008, the Bank entered into interest rate swaps to facilitate customer transactions in connection with their financing needs. Upon entering into swaps with the borrowers to meet their financing needs, the Bank entered into offsetting positions with counterparties to minimize risk to the Bank. These back-to-back swaps qualify as derivatives, but are not designated as hedging instruments. Interest rate swap contracts involve the risk of dealing with borrowers and counterparties and their ability to meet contractual terms. When the fair value of a derivative instrument contract is positive, this generally indicates that the counterparty or customer owes the Bank, and results in credit risk to the Bank. When the fair value of a derivative instrument contract is negative, the Bank owes the customer or counterparty and therefore, has no risk.

A summary of the Bank’s interest rate swaps is as follows (dollars in thousands):

	December 31, 2008
(Dollars in Thousands)	Notional Amount	Estimated Fair Value
Interest rate swap agreements:
Pay fixed / receive variable swaps	$3,000	$(405)
Pay variable / receive fixed swaps	3,000	405

Total	$6,000	$—

Note 15. Regulatory Restrictions

Dividends

The Bank, as a Virginia banking corporation, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank. At December 31, 2008 there are no retained earnings available from which to pay dividends.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the applicable regulations. As of December 31, 2008, management believes the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation, the Bank met the criteria to be considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category.

HomeTown Bank

Notes to Financial Statements

Note 15. Regulatory Restrictions, continued

The Bank’s actual capital amounts and ratios are also presented in the following table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in Thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008
Total Capital (to Risk-Weighted Assets)	$26,783	11.9%	$18,028	8.0%	$22,535	10.0%
Tier I Capital (to Risk-Weighted Assets)	$23,966	10.6%	$9,014	4.0%	$13,521	6.0%
Tier I Capital (to Average Assets)	$23,966	10.8%	$8,878	4.0%	$11,098	5.0%

December 31, 2007
Total Capital (to Risk-Weighted Assets)	$22,113	14.9%	$11,894	8.0%	$14,868	10.0%
Tier I Capital (to Risk-Weighted Assets)	$20,642	13.9%	$5,947	4.0%	$8,921	6.0%
Tier I Capital (to Average Assets)	$20,642	15.0%	$5,514	4.0%	$6,893	5.0%

Note 16. Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Aggregate loan transactions with related parties were as follows:

(Dollars in Thousands)	2008	2007
Balance, beginning	$8,436	$4,104
New loans	6,999	5,867
Repayments	(5,294)	(1,535)

Balance, ending	$10,141	$8,436

Note 17. Private Placement

On June 30, 2008 the Bank completed a $5,492,500 private placement of its common stock. Pursuant to the terms of the Private Placement Memorandum, dated March 28, 2008, the Company sold 439,400 shares of its common stock at a price of $12.50 per share. The net proceeds of the private placement were $5,439,900 after deducting stock issuance costs of $52,600. The Bank plans to use the net proceeds from the offering to support the establishment of its branch and loan production office in the New River Valley market and its entry into this new market.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

HomeTown Bank

Roanoke, Virginia

We have audited the accompanying balance sheets of HomeTown Bank as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HomeTown Bank as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management’s assessment of the effectiveness of HomeTown Bank’s internal control over financial reporting as of December 31, 2008, included in the accompanying Management’s Report on Internal Control over Financial Reporting and, accordingly, we do not express an opinion thereon.

Winchester, Virginia

March 26, 2009

HomeTown Bank

Board of Directors & Executive Officers

Board of Directors

Kenneth S. Bowling	Vice President, H T Bowling, Inc.

George B. Cartledge, Jr.	Chairman & CEO, Grand Home Furnishings

Warner Dalhouse	Retired Chairman and CEO, Dominion Bankshares, Inc.

Marc S. Fink	President & CEO, Fink’s Jewelers, Inc.

Victor F. Foti	Retired, Foti, Flynn, Lowen and Co., CPAs.

Daniel D. Hamrick	Attorney at Law

Shirley J. Martin	Retired, Banker

Edward G. Murphy, Jr. MD	President & CEO, Carilion Health System

William R. Rakes	Partner, Gentry Locke Rakes & Moore

Donald G. Smith	Retired Chairman & CEO, Roanoke Electric Steel

Susan K. Still	President & CEO, HomeTown Bank

James M. Turner, Jr.	Chairman & CEO, J.M. Turner & Co., Inc.

David D. Willis	Vice President, Rockydale Quarries

Barton J. Wilner	President, Entre Computer Center

Clifton A. Woodrum	Attorney at Law

Danielle H. Yarber	Vice President & General Manager, Xpedx

Executive Officers

Susan K. Still	President & CEO

Laurie C. Hart	Executive Vice President

William C. Moses	Executive Vice President

Charles W. Maness, Jr.	Executive Vice President

Terrance E. O’Shaughnessy	Executive Vice President

HomeTown Bank Shareholder

Information

Annual Meeting

The annual meeting of shareholders will be held on Thursday, May 28, 2009 at 2:00 p.m. at The Taubman Museum of Art, Roanoke, Virginia.

Requests for Information

Requests for information should be directed to Ms. Susan K. Still, President and CEO, HomeTown Bank, 202 South Jefferson Street, Roanoke, VA 24011; telephone (540) 345-6000.

Independent Auditors	Corporate Counsel	Stock Transfer Agent
Yount, Hyde & Barbour, PC	Gentry Locke Rakes & Moore, LLP	Computershare
50 South Cameron Street	10 Franklin Road, SE	Investor Services, LLC
Winchester, Virginia 22601	SunTrust Plaza	250 Royall Street
	Roanoke, Virginia 24022	Canton, MA 02021
Telephone: (800)-962-4284

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Smith Mountain Lake Office	Main Office	Colonial Avenue at 419 Office
13400 Booker T.	202 South Jefferson Street	4227 Colonial Avenue, Suite 1A
Washington Highway	Roanoke, VA 24011	Roanoke, VA 24018
Moneta, VA 24121	Telephone: (540) 345-6000	Telephone: (540) 278-1399
Telephone: (540) 719-2265	Fax: (540) 342-5626	Fax: (540) 278-1959
Fax: (540) 719-0796

South Roanoke Office	NewRiver Bank	NewRiver Bank
	Administrative Office	Branch Office
3521 Franklin Road, S.W.	1655 Roanoke Street, Suite C	1540 Roanoke Street
Roanoke, VA 24014	Christiansburg, VA 24073	Christiansburg, VA 24073
Telephone: (540) 278-2070	Telephone: (540) 391-4040	Telephone: (540) 391-4050
Fax: (540) 278-1969	Fax: (540) 391-4041	Fax: (540) 260-3484